Free Writing Prospectus	Filed Pursuant to Rule 433
(To Prospectus dated September 23, 2010)	Registration Statement No. 333-169539
March 4, 2013

Mattel, Inc.

$250,000,000 1.700% Notes due 2018

$250,000,000 3.150% Notes due 2023

Final Pricing Term Sheet

Issuer:	Mattel, Inc.

Ratings (Moody’s/S&P):*	Baa1 (Stable)/BBB+ (Stable)

Trade Date:	March 4, 2013

Settlement Date:	March 7, 2013 (T+3)

Bookrunners:	Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC Morgan Stanley & Co. LLC RBC Capital Markets, LLC

Joint Lead Managers:	Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc. SG Americas Securities, LLC

Co-managers:	HSBC Securities (USA) Inc. KeyBanc Capital Markets Inc. RBS Securities Inc. US Bancorp Investments, Inc. Scotia Capital (USA) Inc.

Title:	2018 Notes	2023 Notes

Principal Amount:	$250,000,000	$250,000,000

Maturity Date:	March 15, 2018	March 15, 2023

Coupon (Interest Rate):	1.700%	3.150%

Interest Payment Dates:	Semi-annually on March 15 and September 15, beginning on September 15, 2013	Semi-annually on March 15 and September 15, beginning on September 15, 2013

Yield to Maturity:	1.705%	3.172%

Spread to Benchmark Treasury:	+ 95 basis points	+ 130 basis points

Benchmark Treasury:	UST 0.750% due February 28, 2018	UST 2.000% due February 15, 2023

Benchmark Treasury Price/Yield:	99-31 1/4 / 0.755%	101-05 / 1.872%

Optional Redemption:	Callable at the greater of par or the make whole (T + 15 basis points)	Prior to December 15, 2022, callable at the greater of par or the make whole (T + 20 basis points)

Par Call:	–	December 15, 2022

Price to Public:	99.976%	99.812%

CUSIP:	577081 AX 0	577081 AY 8

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

                The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC can arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc., toll-free at (800) 831-9146; calling or e-mailing Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322 or dg.prospectus_distribution@baml.com; or calling or emailing Wells Fargo Securities, LLC toll-free at (800) 326-5897 or cmclientsupport@wellsfargo.com.